Exhibit 5(a)


                    [LETTERHEAD OF MDU RESOURCES GROUP, INC.]


                                November 7, 2000



MDU Resources Group, Inc.
Schuchart Building
918 East Divide Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650

Ladies and Gentlemen:

          I have acted as counsel to MDU Resources Group, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed sale by certain stockholders of the Registrant (the "Selling Shareholders") of 378,350 shares of Common Stock, par value $1.00 per share (the "Shares") and the preference share purchase rights appurtenant thereto (the "Rights," and together with the Shares, the "Securities") of the Registrant issued to the Selling Shareholders in connection with the merger of Beaver State, Inc., an Oregon corporation ("Beaver State"), and Winchester Land Co., an Oregon corporation ("Winchester"), with and into Registrant's subsidiary.

          The Securities were issued pursuant to the Agreement and Plan of Reorganization and Merger, dated as of August 29, 2000, by and among the Registrant, Centennial Energy Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, Beaver State, Winchester, and the Selling Shareholders.

          For purposes of this opinion I have examined the Registration Statement, the Restated Certificate of Incorporation and the Bylaws of the Registrant, each as amended to date, and such documents, records, agreements, proceedings and legal matters as I have deemed necessary. With respect to any documents or other corporate records which I have examined, I have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to me as originals, and the conformity to the original documents submitted to me as certified or photostatic copies.


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          Based upon the foregoing and subject to the qualifications stated
herein it is my opinion that:

          1. The Registrant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2.   The Shares are validly issued, fully paid and non-assessable.

          3.   The Rights are validly issued.

          I am a member of the North Dakota and Montana Bars and do not hold myself out as an expert on the laws of the States of Wyoming or South Dakota, but I have made a study through counsel located in such jurisdictions or otherwise of such jurisdictions insofar as such laws are involved in the conclusions expressed in this opinion. Insofar as the opinions expressed herein relate to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws, or the federal laws of the United States of America, I have relied on the opinion of even date herewith of Thelen Reid & Priest LLP, counsel to the Company, which opinion is to be filed as an exhibit to the Registration Statement.

          I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name, as counsel, therein. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                           /s/ Lester H. Loble, II

                                              Lester H. Loble, II
                                        Vice President, General Counsel
                                                 and Secretary